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FOR IMMEDIATE RELEASE

CONTACTS:
Chad Morris or Robyn Phipps        Todd Keener
Metzger Associates                 President
(303) 786-7000                     Stonehenge Internet Communications Corp.
chad@metzger.com                   (303) 267-0424
robyn@metzger.com

Shiloh Kelly
Director of Communications
Rocky Mountain Internet Inc.
(303) 672-0732
shiloh.kelly@corp.rmi.net

                ROCKY MOUNTAIN INTERNET EXPANDS LOCAL CUSTOMER BASE

       RMI COMPLETES ACQUISITION OF STONEHENGE INTERNET COMMUNICATIONS CORP.


DENVER, December 1, 1998 -- Rocky Mountain Internet Inc. (NASDAQ SmallCap Market-RMII, RMIIW) announced today it has completed the acquisition of Denver-based Stonehenge Internet Communications Corp. in a stock transaction valued at $450,000.

According to Douglas H. Hanson, president, CEO and chairman of Rocky Mountain Internet, "This is an exciting acquisition because it is in our own backyard, and we can easily integrate this company. Completing this acquisition will not only strengthen our local customer base, it will help solidify our position as Colorado's leading Internet Solutions Provider."

Founded in 1992, Stonehenge is a Colorado-based ISP with 2,200 subscribers. Run rate revenues for 1998 amount to $650,000. In addition to Internet access, the company also provides network consulting and cabling. As a result of the acquisition, RMI will obtain control of Stonehenge's network operations, facilities and customers. Todd Keener, president and founder, and other employees will join the RMI team.

"We are excited about the opportunity to be a part of Rocky Mountain Internet, clearly a company on the move," commented Todd Keener, president and founder of Stonehenge. "Doug Hanson is a big reason why we are here."


                                        -more-
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ABOUT ROCKY MOUNTAIN INTERNET


Rocky Mountain Internet (http://www.rmi.net) is a national Web Solutions and E-commerce company providing a wide range of Internet and data communication services to businesses and consumers with an emphasis on e-commerce solutions. Services include: a comprehensive browser-based electronic commerce software package (www.e-sell.com); a leading-edge portal site (www.infohiway.com); a browser-based banner advertising management software package (www.infohiway.com/adcafe/), and long distance IP-Telephony (www.ic-ephone.net). Other RMI services consist of dedicated, DSL, dial-up and wireless Internet access, network management, system integration, co-location, paging, voice mail, local and long distance phone service, 800 service and IP Telephony.


(This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements as a result of risks and uncertainties which are described in the cautionary statements section of the company's 10K dated December 31, 1997, and include the need for additional financing, the ICC litigation, changing technology, competition, possible future government regulation, competition for talented employees, the Company's ability to fund future operations and the Company's need to refinance debt.)


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